Exhibit 99.1

Bsquare Corporation Welcomes

Bernee D.L. Strom to the Board of Directors

Bsquare Corporation

August 8, 2022

Seattle, Washington. Bsquare Corporation announced today the appointment of Bernee D. L. Strom to the Board of Directors. Ms. Strom brings a breadth of experience as an entrepreneur who has founded and run a number of companies across a diverse set of industries. A seasoned public-company director, Ms. Strom has significant experience transforming strategies and driving continuous improvement and adds a broad set of meaningfully informed and diverse perspectives.

Ms. Strom most recently served as a member of the board of directors of MicroVision, Inc., as well as formerly serving on numerous public, private and non-profit boards. She recently completed her term as Chairman of the Board of Advisors of the Leeds School of the University of Colorado Center for Ethics & Social Responsibility. In 2015, she was honored by the Governor of the State of Washington and the Center for Women and Democracy as a leading businesswoman in the State of Washington.

“The timing is perfect for me to join the board. Bsquare is well positioned for growth and has the capital to execute. I look forward to working with Ralph, the board of directors, and the leadership team to achieve the company's goals,” said Ms. Strom.

“I am delighted that Bernee will be joining our board. She brings a wealth of entrepreneurial and public company experience that we will put to work immediately as we pursue growth and profitability,” said Ralph C Derrickson, President and CEO of Bsquare.

Bernee will serve as a Class III director and will also serve on the Governance and Nominating Committee replacing Davin Cushman on the committee.

About Bsquare

Bsquare (Nasdaq: BSQR) helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing our customers to realize the full potential of a connected world. We have extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operate IoT networks ranging in size from 50,000 to more than 1 million devices for our customers. Our technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom.